Exhibit 99.1

Press Release Dated July 20, 2016

NEWS RELEASE

July 20, 2016

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.6 million or $.47 per common share for the second quarter and $9.7 million or $1.30 per common share for the first six months of 2016. Net income for the current quarter decreased $2.6 million or 42.5% compared with the current-year first quarter, which represents a decrease of $.35 per common share. Linked quarter per common share earnings declined $.35 primarily due to a nonrecurring gain on the early extinguishment of debt that occurred in the first quarter.

Compared to their respective year ago periods, net income increased $54 thousand or 1.5% for the current quarter and $2.2 million or 28.5% for the first six months. On a per common share basis, net income increased $.03 or 6.8% when compared with the prior-year second quarter and $.34 or 35.4% in the six-month comparison. Per common share earnings in the six-month comparison include a nonrecurring pretax gain of $4.1 million ($2.6 million after tax) or $.35 related to the early extinguishment of debt that occurred in the first quarter of 2016.

“Nonperforming assets decreased $5.4 million or 10.4% during the quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming assets have decreased in 15 consecutive quarters and are down $70.3 million or 60.1% over that same period. Repossessed real estate declined 19.4% during the quarter driven by sales activity,” continues Mr. Hillard. “Our ratio of nonperforming loans to total loans is down to 3.1%, the lowest since the first quarter of 2009. Performing restructured loans make up 78.6% of our nonperforming loans. Excluding performing restructured loans, our ratio of nonperforming assets to total assets is 1.3%.”

“Loans decreased $4.9 million or 0.5% during the quarter, which breaks a string of four consecutive quarterly increases,” Mr. Hillard continues. “Although loans declined during the current quarter in part due to unexpected early payoffs, we remain optimistic about overall loan demand.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Nonaccrual loans	$6,397	$7,540	$8,380	$8,201	$9,921
Loans 90 days or more past due and still accruing	2	-	-	-	-
Restructured loans	23,444	23,687	23,831	24,155	24,272
Total nonperforming loans	29,843	31,227	32,211	32,356	34,193

Other real estate owned	16,933	20,998	21,843	22,868	26,214
Other foreclosed assets	-	-	-	-	39
Total nonperforming assets	$46,776	$52,225	$54,054	$55,224	$60,446

Ratio of total nonperforming loans to total loans	3.1%	3.2%	3.4%	3.5%	3.7%
Impact of restructured loans	(2.4)	(2.4)	(2.5)	(2.6)	(2.6)
Ratio, excluding restructured loans	0.7%	0.8%	0.9%	0.9%	1.1%

Ratio of total nonperforming assets to total assets	2.7%	2.9%	3.0%	3.1%	3.5%
Impact of restructured loans	(1.4)	(1.3)	(1.3)	(1.3)	(1.4)
Ratio, excluding restructured loans	1.3%	1.6%	1.7%	1.8%	2.1%

Farmers Capital Bank Corporation * Page 1 of 7

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2016	$7,540	$23,687	$20,998
Additions	661	-	-
Principal paydowns	(838)	(243)	-
Transfers to other real estate owned and other changes, net	(779)	-	923
Charge-offs/write-downs	(187)	-	(135)
Proceeds from sales	-	-	(4,749)
Net loss on sales	-	-	(104)
Balance at June 30, 2016	$6,397	$23,444	$16,933

Nonaccrual loans decreased $1.1 million or 15.2% during the quarter, driven mainly by principal payments received of $838 thousand and transfers to other real estate owned (“OREO”) of $779 thousand. Principal paydowns include $344 thousand related to a single larger-balance credit secured by a real estate development project. Transfers to OREO from nonaccrual include two commercial and one residential real estate properties related to a single credit relationship with a total carrying value of $580 thousand. One of those commercial properties in the amount of $346 thousand was subsequently sold during the quarter at a loss of $48 thousand.

OREO with an aggregate carrying value of $4.9 million was sold during the quarter with a related loss of $104 thousand. Property sales for the quarter include three larger-balance real estate development properties. One of the properties sold for $2.5 million with a related loss of $81 thousand. The second real estate development property sold for its carrying value of $1.0 million. During the first quarter, the Company recorded an impairment charge of $81 thousand related to this property to adjust its carrying value to the contract price less cost to sell. The third property sold for $548 thousand with a related gain of $33 thousand.

The allowance for loan losses was $9.5 million or 0.99% of loans outstanding at June 30, 2016. At March 31, 2016 and December 31, 2015, the allowance for loan losses was $9.8 million or 1.02% and $10.3 million or 1.08% of loans outstanding, respectively. Net loan charge-offs were $187 thousand in the current three months compared with $14 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.02% for the current quarter compared with less than 0.01% for the linked quarter. Loans were $957 million at quarter-end, a decrease of $4.9 million or 0.5% compared with $962 million for the linked quarter.

Second Quarter 2016 Compared to First Quarter 2016

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Net income was $3.6 million or $.47 per common share for the second quarter of 2016, a decrease of $2.6 million or $.35 per common share compared to the linked quarter. The decrease in net income is primarily attributed to a pretax gain of $4.1 million related to the early extinguishment of $15.5 million of debt. Net interest income and the credit to the provision for loan losses declined $289 thousand and $317 thousand, respectively, partially offset by a decrease in noninterest expense of $523 thousand.

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The $289 thousand or 2.2% decrease in net interest income was driven by lower interest income of $357 thousand or 2.3%, partially offset by lower interest expense of $68 thousand or 3.3%. Interest income on loans decreased $254 thousand or 2.1%. Interest income on loans during the first quarter included the collection of $236 thousand related to a nonaccrual commercial real estate loan that fully paid off during the quarter. Interest expense on deposits decreased $47 thousand or 7.3% in the comparison.

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Net interest margin was 3.28% for the current quarter, a decrease of eight basis points from 3.36% in the linked quarter. Net interest spread was 3.11% and 3.20% in the current and linked quarters, respectively. Overall cost of funds decreased one basis point to 0.65%. Net interest margin and spread for the linked quarter was positively impacted six basis points related to the collection of interest on the nonaccrual commercial real estate loan identified above.

Farmers Capital Bank Corporation * Page 2 of 7

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The Company recorded a credit to the provision for loan losses of $156 thousand and $473 thousand for the current and linked quarters, respectively. Overall credit quality metrics continued to trend positive. Watch list loans and loans graded as substandard each declined during the quarter. Nonaccrual loans and restructured loans decreased $1.1 million or 15.2% and $243 thousand or 1.0%, respectively. The lower credit to the provision is driven by an increase to impaired loans of $3.3 million compared to the linked quarter. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

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While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of a decrease to the historical loss rates.

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Noninterest income was $5.5 million for the current quarter, down $4.0 million or 42.1% in the comparison. The decrease in noninterest income is mainly attributed to the $4.1 million gain related to the early extinguishment of debt in the linked quarter. Noninterest income in the linked quarter also includes a $100 thousand payment received related to a litigation settlement. Income from company-owned life insurance decreased $94 thousand or 28.9% primarily due to the collection of a tax-free death benefit received in excess of the cash surrender value in the linked quarter. Allotment processing fees decreased $54 thousand or 6.2% due to a decline in processing volume.

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Partially offsetting those decreases was higher nondeposit service charges, commissions, and fees of $150 thousand or 11.7%, and higher income from service charges and fees on deposits of $60 thousand or 3.2%. Nondeposit service charges, commissions, and fees increased primarily due to higher interchange fees of $78 thousand due to typically low seasonal activity in the first quarter. The increase in service charges and fees on deposits was primarily due to higher service charges of $75 thousand or 62.7%. During the current quarter, the Company standardized and reduced the number of its deposit account product offerings throughout the corporation. This contributed to an overall increase in service charges during the quarter. The Company anticipates that service charges on deposits will increase incrementally in the short term; however, it cannot quantify with precision the impact of this change on customer behavior and related deposit balances and fee income.

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Noninterest expenses were $13.9 million, a decrease of $523 thousand or 3.6% compared to the linked quarter. The decrease was driven by lower salaries and employee benefits of $324 thousand or 4.1%, and lower repossessed real estate expenses of $266 thousand or 41.6%, partially offset by higher data processing and communication expense of $161 thousand or 14.4%.

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The decrease in salaries and employee benefits was driven by lower salaries and related payroll taxes of $255 thousand or 3.9%, mainly due to a continued gradual reduction in the number of full time equivalent employees. The decrease in repossessed real estate expenses was driven by lower impairment charges of $462 thousand, partially offset by higher development, operating, and maintenance costs and higher net loss on property sales of $113 thousand and $83 thousand, respectively.

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Income tax expense was $1.2 million for the current quarter, a decrease of $1.5 million from the prior quarter. The effective income tax rates were 25.8% and 30.5% for the current and linked quarter, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income and a higher mix of tax-exempt versus taxable sources of revenue. The linked quarter included a $4.1 million pretax gain on extinguishment of debt which increased the proportion of taxable income to total pretax income.

Second Quarter 2016 Compared to Second Quarter 2015

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Net income was $3.6 million for the second quarter of 2016, an increase of $54 thousand or 1.5% compared to the second quarter of 2015. Net income was $.47 on a per common share basis, up $.03 or 6.8% in the comparison. Net interest income decreased $575 thousand or 4.2%, which was offset by lower noninterest expense of $590 thousand or 4.1%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $170 thousand in the comparison.

●

The $575 thousand decrease in net interest income was driven by lower interest income of $748 thousand or 4.8%, partially offset by a decrease in interest expense of $173 thousand or 8.1%. Interest income on loans and investment securities decreased $535 thousand or 4.3% and $271 thousand or 8.2%, respectively. Interest expense on deposits and borrowed funds decreased $138 thousand or 18.7% and $35 thousand or 2.5%, respectively.

Farmers Capital Bank Corporation * Page 3 of 7

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Net interest margin was 3.28% for the current quarter, down twelve basis points compared with 3.40% a year earlier. Net interest spread was 3.11% and 3.25% in the current and year-ago quarters, respectively. Overall cost of funds decreased two basis points to 0.65%. Net interest margin and spread in the prior-year quarter includes $361 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015.

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The Company recorded a credit to the provision for loan losses of $156 thousand and $264 thousand for the current and year-ago quarters, respectively. The credit to the provision reflects the overall improvements in credit quality indicators of the loan portfolio. Watch list and substandard loans have each declined from a year ago. Nonaccrual loans and restructured loans decreased $3.5 million or 35.5% and $828 thousand or 3.4%, respectively.

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Noninterest income was $5.5 million for the current quarter, relatively unchanged compared to a year ago. The most significant components impacting noninterest income include lower allotment processing fees of $282 thousand, higher net gain on the sale of investment securities of $86 thousand, higher nondeposit service charges, commissions, and fees of $85 thousand, and higher trust income of $82 thousand.

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Allotment processing fees were $820 thousand for the current quarter; this represents a decrease of 25.6% and relates to lower processing volume. The net gain on the sale of investment securities was $131 thousand in the current quarter compared to $45 thousand a year earlier. Nondeposit service charges, commissions, and fees increased $85 thousand or 6.3% primarily related to higher interchange fees of $36 thousand or 4.4%. Trust income is up due to a combination of higher managed asset values and rate structure changes.

●

Noninterest expenses were $13.9 million, a decrease of $590 thousand or 4.1% in the comparison. The decrease was driven by a decline in expenses related to repossessed real estate of $353 thousand or 48.6%, salaries and employee benefits of $197 thousand or 2.5%, deposit insurance expense of $124 thousand or 30.7%, and amortization of intangible assets of $113 thousand or 100%. These were partially offset by increases to data processing and communication expense of $207 thousand or 19.3% and equipment expenses of $73 thousand or 12.0%.

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The decrease in repossessed real estate expenses was driven by lower impairment charges of $431 thousand, partially offset by a higher net loss on sales of $39 thousand and higher development, maintenance, and operating costs of $39 thousand. Employee benefits decreased $182 thousand or 12.3%, mainly due to lower claims activity related to the Company’s self-funded health insurance plan. The reduction in deposit insurance expense is due to further improvement in the risk ratings at the Company’s subsidiary banks, which is used in the determination of the amount payable. Amortization of intangible assets declined as a result of being fully amortized at year-end 2015. The increase in data processing and communication expense was mainly driven by a one-time accrual adjustment of $137 thousand related to a change in card vendor.

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Income tax expense was $1.2 million, a decrease of $134 thousand compared to $1.4 million for the second quarter of 2015. The effective income tax rates were 25.8% and 28.1% for the current and year-ago quarters, respectively.

Six-month Comparison

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Net income was $9.7 million for the first six months of 2016, an increase of $2.2 million or 28.5% compared to the first six months of 2015. On a per common share basis, net income was $1.30, up $.34 or 35.4%. The increase in net income is primarily attributed to the pretax gain of $4.1 million related to the early extinguishment of debt, which was partially offset by a lower credit to the provision for loan losses of $1.2 million. Noninterest expenses decreased $693 thousand or 2.4%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $395 thousand.

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Net interest income is down $291 thousand or 1.1%, driven by a decline in interest income of $638 thousand or 2.1%, partially offset by a decrease in interest expense of $347 thousand or 7.9%. Interest income on loans and investment securities declined $161 thousand or 0.7% and $585 thousand or 8.7%, respectively. Interest expense on deposits and borrowed funds decreased $313 thousand or 20.1% and $34 thousand or 1.2%, respectively.

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Net interest margin was 3.33% for the first six months of 2016, unchanged compared to a year earlier. Net interest spread was unchanged at 3.18%. Overall cost of funds decreased three basis points to 0.65%. Net interest margin and spread for the current six months includes the collection of $236 thousand of interest on the nonaccrual commercial real estate loan identified above. The prior-year includes $482 thousand of accretion related to a loan purchased at a discount during the first quarter of 2015. Accretion was recognized over the contractual life of the purchased loan, which ended in June 2015.

Farmers Capital Bank Corporation * Page 4 of 7

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The Company recorded a credit to the provision for loan losses of $629 thousand and $1.8 million for the current six months and year ago periods. The credit to the provision in the current period reflects continued improvement in credit quality indicators of the loan portfolio. Nonperforming loans, watch list loans, and loans graded as substandard have each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity.

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Noninterest income was $15.1 million for the current period, an increase of $4.1 million or 37.6%. The increase in noninterest income relates mainly to the $4.1 million gain related to the early extinguishment of debt. Noninterest income in the current six months also includes a $100 thousand payment received related to a litigation settlement. Trust income, service charges and fees on deposits, and nondeposit service charges, commissions, and fees are up $165 thousand or 14.3%, $115 thousand or 3.1%, and $100 thousand or 3.8%, respectively. Allotment processing fees declined $598 thousand or 26.1% due to lower processing volume.

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Trust income increased due to higher managed asset values and rate structure changes. The increase in service charges and fees on deposits was driven by higher dormant account fees of $123 thousand or 10.5%, higher service charges of $87 thousand or 38.2%, partially offset by lower overdraft fees of $75 thousand or 3.7%. Nondeposit service charges, commissions, and fees are up due to higher interchange fees of $74 thousand or 4.8% and higher insurance premium income related to a large policy renewal in the current year.

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Noninterest expenses were $28.3 million, down $693 thousand or 2.4% in the comparison. The decrease was led by lower salaries and employee benefits, deposit insurance expense, and amortization of intangible assets of $538 thousand or 3.3%, $226 thousand or 28.1%, and $225 thousand or 100%, respectively. Legal expenses declined $132 thousand or 32.9%. These were partially offset by increases in data processing and communication expense of $272 thousand or 12.8% and expenses related to repossessed real estate of $241 thousand or 31.3%.

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Employee benefits decreased $625 thousand or 18.9%, driven mainly by lower claims activity related to the Company’s self-funded health insurance plan and lower actuary-determined postretirement benefit expense. The reduction in deposit insurance expense is mainly due to the improved risk ratings related to the financial condition at the Company’s subsidiary banks. Amortization of intangible assets declined as a result of being fully amortized at year-end 2015. The decline in legal expenses was mainly due to fees related to a legal settlement during the first quarter of 2015.

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Data processing and communication expense increased mainly due to a one-time accrual adjustment of $137 thousand related to a change in card vendor and adding the use of a third party for statement processing. The increase in expenses related to repossessed real estate properties was driven by higher impairment charges of $166 thousand or 29.3%. The prior year period includes a net gain on the sale of properties of $9 thousand compared with a loss of $125 thousand in the current period. These were partially offset by lower development, maintenance, and operating costs of $59 thousand.

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Income tax expense was $4.0 million for the current six months, an increase of $1.2 million or 42.4% compared to $2.8 million for 2015. The effective income tax rates were 28.9% and 26.8% for the current and year-ago periods, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income, made up by a higher mix of taxable versus tax-exempt sources of revenue that was driven by the $4.1 million pretax gain on extinguishment of debt.

Balance Sheet

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Total assets were $1.8 billion at June 30, 2016, a decrease of $17.7 million or 1.0% from March 31, 2016. Cash and cash equivalents decreased $2.3 million or 2.0%. Investment securities and loans are down $6.2 million or 1.1% and $4.9 million or 0.5%, respectively. Other real estate owned decreased $4.1 million during the quarter.

●	The decrease in cash, cash equivalents, and investment securities is a result of the Company’s overall net funding position, which includes a decrease in deposits of $21.0 million or 1.5%.
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The decrease in loans represent the first quarterly decline since the first quarter of 2015. The decrease was driven by loans secured by real estate, primarily construction related lending partially offset by loans secured by commercial real estate. Nonaccrual loans represent $1.1 million of the overall decrease in loans.

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The allowance for loan losses was $9.5 million or 0.99% of loans outstanding at June 30, 2016 compared with $9.8 million or 1.02% at March 31, 2016. Net loan charge-offs were $187 thousand for the current quarter compared with $14 thousand for the linked quarter. Net loans charged off during the quarter were 0.02% of outstanding loans.

Farmers Capital Bank Corporation * Page 5 of 7

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The decrease in the allowance for loan losses was the result of a combination of net charge-offs of $187 thousand and a credit to the provision for loan losses of $156 thousand. The credit to the provision for loan losses reflects further improvement to historical loss rates and overall credit quality indicators of the loan portfolio. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

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Total nonperforming assets were $46.8 million, a decrease of $5.4 million or 10.4% for the second quarter. Nonperforming loans decreased $1.4 million or 4.4% during the quarter, led by a $1.1 million or 15.2% decrease in nonaccrual loans. The ratio of nonperforming loans to loans outstanding improved to 3.1%, the lowest since it was 2.2% at the end of the first quarter of 2009. This ratio has improved 547 basis points from a peak of 8.6% at the end of the first quarter of 2010. Performing restructured loans make up 78.6% of nonperforming loans, consisting primarily of three credit relationships totaling $22.0 million in the aggregate.

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Other real estate owned was $16.9 million at quarter-end, a decrease of $4.1 million or 19.4% driven mainly by sales activity. Sales for the quarter include three larger-balance real estate development properties with a carrying value of $4.1 million and related net loss of $48 thousand. OREO balances have declined in eight consecutive quarters resulting in a total reduction of $22.1 million or 56.6% over that time period and stand at the lowest level since the first quarter of 2009.

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Total deposits were $1.4 billion at quarter-end, a decrease of $21.0 million or 1.5% in the linked quarter comparison. Noninterest bearing deposits increased $3.9 million or 1.2%. Interest bearing deposits decreased $25.0 million or 2.4%. The decrease in interest bearing deposits was mainly driven by a strategy to lower overall cost of funds by allowing higher-rate time deposits to roll off or reprice to other lower rate deposit products. Reductions also occurred as a result of fluctuations in several larger balance public funds deposits.

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Short-term borrowings were $31.6 million, down $2.9 million or 8.4% attributed to fluctuations in short-term repurchase agreements entered into with commercial depositors during the normal course of business. Long-term borrowings were unchanged at $154 million.

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Shareholders’ equity was $189 million, an increase of $4.8 million or 2.6% for the quarter. The increase was due primarily to net income of $3.6 million and other comprehensive income of $1.7 million, partially offset by dividends declared on common stock of $525 thousand. The increase in other comprehensive income was driven primarily by an increase in the after-tax unrealized gain related to the available for sale investment securities. The increase in net unrealized gains is attributed mainly to a decrease in market interest rates during the quarter. Generally, as market interest rates decrease, the value of fixed rate investments increase.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income	$14,973	$15,330	$15,721	$30,303	$30,941
Interest expense	1,975	2,043	2,148	4,018	4,365
Net interest income	12,998	13,287	13,573	26,285	26,576
Provision for loan losses	(156)	(473)	(264)	(629)	(1,809)
Net interest income after provision for loan losses	13,154	13,760	13,837	26,914	28,385
Noninterest income	5,521	9,542	5,508	15,063	10,949
Noninterest expenses	13,884	14,407	14,474	28,291	28,984
Income before income tax expense	4,791	8,895	4,871	13,686	10,350
Income tax expense	1,235	2,715	1,369	3,950	2,774
Net income	$3,556	$6,180	$3,502	$9,736	$7,576

Net income	$3,556	$6,180	$3,502	$9,736	$7,576
Less preferred stock dividends	-	-	170	-	395
Net income available to common shareholders	$3,556	$6,180	$3,332	$9,736	$7,181

Basic and diluted net income per common share	$.47	$.82	$.44	$1.30	$.96
Cash dividends declared per common share	.07	.07	-	.14	-

Averages
Loans, net of unearned interest	$958,542	$959,048	$931,768	$958,795	$927,617
Total assets	1,766,963	1,764,695	1,787,331	1,765,829	1,798,384
Deposits	1,367,451	1,362,957	1,387,982	1,365,204	1,399,101
Shareholders’ equity	185,096	181,070	176,238	183,083	176,106

Weighted average common shares outstanding – basic and diluted	7,502	7,500	7,492	7,501	7,491

Return on average assets	.81%	1.41%	.79%	1.11%	.85%
Return on average equity	7.73%	13.73%	7.97%	10.69%	8.68%

	June 30, 2016	March 31, 2016	December 31, 2015
Cash and cash equivalents	$112,011	$114,288	$120,493
Investment securities	584,032	590,280	585,813
Loans, net of allowance of $9,485, $9,828 and $10,315	947,941	952,461	948,960
Other assets	110,999	115,673	120,684
Total assets	$1,754,983	$1,772,702	$1,775,950

Deposits	$1,353,445	$1,374,459	$1,368,994
Federal funds purchased and other short-term borrowings	31,581	34,487	34,353
Other borrowings	153,512	153,550	169,250
Other liabilities	27,619	26,154	27,655
Total liabilities	1,566,157	1,588,650	1,600,252

Shareholders’ equity	188,826	184,052	175,698
Total liabilities and shareholders’ equity	$1,754,983	$1,772,702	$1,775,950

End of period tangible book value per common share[1]	$25.16	$24.53	$23.43
End of period per common share closing price	27.35	26.42	27.11

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   * Page 7 of 7